                                                                    EXHIBIT 12.3

         RATIO OF EBITDA (AS DEFINED) TO INTEREST EXPENSE (AS DEFINED)
                            (Dollars in Thousands)

                                        1997        1998        1999         2000      2001
EBITDA (as defined)                   $ 24,522    $ 43,547    $ 50,562    $ 54,011   $ 70,955
Interest expense (as defined)            3,463       3,175      20,722      25,924     28,968
                                      --------    --------    --------    --------   --------

Ratio                                      7.1        13.7         2.4         2.1        2.4
                                      ========    ========    ========    ========   ========

                                      iii